ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of the 19th day of August, 1999, by and between SENSAR INSTRUMENTS, INC., a Utah corporation ("Seller"), SENSAR CORPORATION, a Nevada corporation ("Parent"), and LECO CORPORATION, a Michigan corporation ("Buyer"), based on the following:

                                   PREMISES

     A.  Seller is the wholly owned subsidiary of Parent.

     B. Seller is the owner of certain technology, skills, and manufacturing techniques that it has used to produce its "Jaguar" product, a mass spectrometer designed for liquid chromatography, capillary electrophoresis, and other liquid-based separations.

     C. Buyer wishes to acquire, on the terms and conditions set forth in this Agreement, the technology and assets associated with the Jaguar, all as hereinafter defined.

                                  AGREEMENT

     NOW, THEREFORE, based on the foregoing premises, which are incorporated herein by this reference, and for and in consideration of the mutual promises and covenants hereinafter set forth, it is agreed as follows:

                                  ARTICLE I
                                 DEFINITIONS

     In this Agreement, the following terms have the meanings specified below. Such definition shall be equally applicable to both singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented, or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

     "Acquired Assets" means the assets acquired by Buyer under the terms of this Agreement as more particularly set forth in Section 2.01.

     "Assumed Obligations" means the obligations of Seller to be assumed by Buyer as more particularly described in Section 2.02.

     "Closing" has the meaning set forth in Section 2.06.

     "Closing Date" has the meaning set forth in Section 2.06.

     "Environmental Laws" means the federal, state, and local laws and regulations governing the generation, marketing, refining, recycling, treatment, handling, use, storage, transportation, disposal, and cleanup of hazardous, radioactive, reactive, flammable, infectious, toxic, or dangerous materials or the protection of public health or the environment.

     "Jaguar," "Jaguar Products," or "Jaguar Instruments" mean the mass spectrometer manufactured and sold by Seller under the trade name "Jaguar."

     "Purchase Price" has the meaning set forth in Section 2.05.

                                  ARTICLE II
                               THE TRANSACTION

     Section 2.01 Purchase and Sale. On, and subject to, the terms and conditions of this Agreement, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, the Acquired Assets as set forth below:

          (a) All certified reference material and calibration standards for Jaguar Products and Instruments and all items of inventory including raw materials, supplies, work in progress, completed products, spare parts, samples and service parts and other inventory for use in the construction, repair and servicing of the Jaguar Products (the "Inventory"), as set forth in Exhibit "A" attached hereto.

          (b) The fixed assets listed on Exhibit "B" attached hereto (the "Fixed Assets) which include, without limitation, all tools, dies, tooling, laboratory equipment, machinery and equipment and other tangible personal property owned by Seller and used in the construction, repair and servicing of Jaguar Products, except as set forth on Schedule 2.04 attached hereto.

          (c) Subject to the benefits and burdens of the Seller under the Exclusive License Agreement dated December 4, 1990, set forth on Exhibit "C" attached hereto, and the royalty free Settlement and Sublicense Agreement between Seller and Perkin-Elmer Corporation ("PEC") set forth on Exhibit "D" attached hereto, the intellectual property owned by Seller associated with the Jaguar, including without limitation, all of Seller's rights to those licenses, patents and patent applications set forth on Exhibit "E" attached hereto; the schematics, drawings, bills of materials, specifications, design documentation, technology, proprietary information, formulae, programs, systems, engineering data and records, product data and records, databases, process sheets, notebooks, records, reports, data, assembly drawings, billing materials, work instructions, test plans, part drawings, specifications, cost schedules or estimates, and similar information related to such patents, patent applications, licenses and to the construction and performance of the Jaguar Products and all know how, research, development and other technical information owned or licensed to Seller relating to the Jaguar Products; the right to use the name "Jaguar" in connection with the manufacture, sale and servicing of the Jaguar Products together with all common law or registered trademarks, tradenames, servicemarks and copyrights or applications for the same relating to the Jaguar Products, including, without limitations, the "Jaguar," "Spray TOF," "Simulpulse" and "Perfection" trademarks; the right to all sales literature and artwork, user manuals and service manuals associated with or relating to the Jaguar Products; and the right to use any trade secrets, confidential or proprietary information, or general processes used by Seller in the manufacture or sale of the Jaguar Products; all computer programs, software and data bases (including documentation and source codes) owned by or licensed to Seller by third parties used in connection with or related to the Jaguar Products1 (collectively, the "Intellectual Property"). The Intellectual Property shall not include the right to use the names "Larson Davis" or "Sensar."


     1
      If the computer programs, software and databases (including documentation and source codes are not owned by Seller and/or if the same include accounting programs and data which is not being transferred to Buyer, Buyer will accept and Seller will provide to Buyer copies of all relevant data and documentation relating to the development and manufacturing of the Jaguar Products and Instruments.



          (d) All of Seller's rights, if any, under any purchase orders or inquiries concerning the Jaguar Products. A schedule of all such orders and inquiries will be furnished by Seller at Closing and attached hereto as Exhibit "F."

          (e) A list of current and past (within the preceding year) customers and prospective customers with respect to the Jaguar Products as set forth on Exhibit "G" attached hereto (the "Customer List").

          (f) All of the right, title and interest of Seller in that certain Exclusive License Agreement between Brigham Young University (BYU) and Sensar Corporation (NKA Sensar Instruments, Inc.) dated December 4, 1990, set forth as Exhibit "C" attached hereto, subject to the provisions of
     Section 2.02(f) and further provided that the consent of BYU is obtained as provided in Section 17 of the Exclusive License Agreement.

          (g) The benefits, if any, of Seller as the "Sensar Division" of Larson Davis under the Terms of the Shared Services Agreement dated March 31, 1999, and the Manufacturing Agreement dated March 31, 1999, and the benefits of Sensar Corporation under the terms of the Lease Agreement dated July 26, 1999, which Agreements are between Larson Davis, Inc. ("PCB"), Sensar Corporation, Beehive Acquisition, Inc., and Jeffery S. Cohen, as the case may be, copies of which are attached hereto as Exhibit "H," "I" and "J" respectively.

          (h) Final payment from National Science Foundation ("NSF") on grant #DMI9705341, in the amount of Sixty-One Thousand Eight Hundred Ninety-Two and 60/100 Dollars ($61,892.60) (Twenty-One Thousand Three Hundred Thirty-Four and No/100 Dollars ($21,334.00) of such sum is payable to Brigham Young University) if employees of Seller qualified to complete the study and prepare and complete the final report have agreed on or before the Closing Date to become employees of Buyer on the Closing Date on terms and conditions agreeable to Buyer and such employees.

          (i) All Seller's benefits provided for in that certain royalty-free sublicense agreement between BYU, Seller and Perkin-Elmer Corporation set forth on Exhibit "D," excluding, however, the right to receive the monetary proceeds of the settlement and sublicense agreement which right is a "Specifically Excluded Asset" in accordance with Section 2.04 hereof.

          (j) All Seller's benefits provided for in that certain Agreement of Distribution between Sensar Corporation and Seiko EG&G Co., Ltd., dated March 31, 1999, set forth on Exhibit "Y" attached hereto but only when consent of Seiko EG&G Co., Ltd., to this assignment is provided to Buyer by Seller.

     Section 2.02 Assumed Obligations. On the Closing Date, Buyer shall assume and agree to discharge the following obligations and liabilities of Seller with respect to the following:

          (a) Any and all liabilities with respect to the Jaguar Products previously sold by Seller, relating to any warranty, or service claims, except for liabilities arising out of Seller's failure prior to the Date of Closing to perform its obligations under Seller's warranty and service agreements; provided that such claims are made by persons or organizations who purchased the Jaguar Products directly from Seller and are made in accordance with Seller's standard warranty and service agreement(s), copies of which are attached hereto as Exhibit "K" and further provided that the name, address and phone number of any such Purchaser is listed on Exhibit "L" attached hereto;

          (b) Any and all obligations of Seller with respect to orders for supplies, parts, or other inventory for the Jaguar Products not yet delivered to Seller and not included in Seller's inventory as of the Closing Date; provided that such obligations in each instance are evidenced by written contracts or purchase orders containing price and delivery obligations substantially identical with those customarily agreed to by Seller in the ordinary course of its business during the 12-month period prior to Closing. A list of such orders will be furnished by Seller at Closing and attached hereto as Exhibit "M."

          (c) Any and all obligations of Seller under the terms of the Personal Services Agreement with Milton L. Lee dated October 27, 1995, and the Employment Agreement with Edgar D. Lee dated September 23, 1998, except for liabilities arising out of Seller's failure to perform its obligations thereunder prior to the Closing Date. Copies of the Personal Service Agreement and the Employment Agreement are attached hereto as Exhibits "N" and "O" respectively;

          (d) Any and all obligations of Seller under the terms of the arrangement with the University of Texas, Southwestern Medical Center at Dallas, except for liabilities arising out of Seller's failure to perform its obligations thereunder prior to Closing Date. The terms of the arrangement are set forth on Exhibit "P" attached hereto;

          (e) The obligations of Seller under the terms of the Exclusive License Agreement with Brigham Young University, dated December 4, 1990, except for liabilities arising out of Seller's failure to perform its obligations thereunder prior to the Closing Date;

          (f) The obligations of Seller to abide by the terms of that certain royalty-free sublicense agreement between BYU, Seller and Perkin-Elmer Corporation set forth on Exhibit "D."

          (g) The obligations, if any, of Seller, if any, under the terms of the Shared Services Agreement dated March 31, 1999, the Manufacturing Agreement dated March 31, 1999, and Lease Agreement dated July 26, 1999, which Agreements are between Larson Davis, Inc., Sensar Corporation, Beehive Acquisition Corporation, PCB, Inc. Acquisition Group, Inc., and Jeffery S. Cohen, as the case may be, except for liabilities arising out of Seller's failure to perform its obligations thereunder prior to the Closing Date.

          (h) The preparation and submission of final report to NSF referred to in Section 2.01(h) above, if employees of Seller qualified to complete the study and prepare and complete the final report become employees of Buyer on terms and conditions agreeable to Buyer and such employees.

          (i) The obligations of Seller under the terms of that certain Agreement of Distribution between Sensar Corporation and Seiko EG&G Co., Ltd., dated March 31, 1999, set forth on Exhibit "Y" attached hereto.

     Section 2.03 No Other Assumptions. With the exception of the Assumed Obligation as set forth in Section 2.02 hereof, the Buyer assumes no liabilities or other obligations, commercial or otherwise, of Seller, known or unknown, fixed or contingent, choate or inchoate, liquidated or unliquidated, secured or unsecured, and whether or not related to the Jaguar Products business activity (the "Excluded Liabilities"). The Excluded Liabilities include, without limitation, any obligation or liability to any person, organization or entity with respect to the following:

          (a) Any liability, except for the Assumed Obligation of the Seller with respect to any transaction occurring before or after the Closing Date;

          (b) Any liability of the Seller for federal, state, municipal or local taxes, fees, duties, assessments or other similar charges, foreign or domestic (including, without limitation, income taxes, ad valorem taxes on real or personal property, payroll taxes and sales and use taxes);

          (c) Any liability, including but not limited to any product liability, for losses, personal injury, property damage or other damages of any kind whatsoever, suffered or incurred by the Seller's customers or any other person, arising out of the products manufactured or sold by the Seller or services performed by the Seller, whether the occurrence giving rise to such liability occurs before or after the Closing, whether the claim is asserted before or after the Closing;

          (d) Any responsibility, liability or obligation with respect to salary, wages, sick pay, vacation pay, severance pay, savings plans, deferred compensation, pension, profit sharing, retirement or other fringe benefit plans, including, but not limited to any employee pension benefit plan as defined in the Employment Retirement Income Act of 1974 as amended ("ERISA"), or other obligations for the benefit of any personnel of the Seller including but not limited to pension benefits accrued (vested or unvested), or arising out of their employment by Seller through the Closing Date and/or their termination of employment by the Seller upon the consummation of the transactions contemplated hereby, for which the Seller shall be liable and as to which Buyer shall nave no responsibility whatsoever arising either before or after the Closing Date;

          (e) Any liability with respect to the environmental condition of any Real Property presently or previously owned or occupied by Seller or the clean-up thereof, including, without limitation, the clean-up of any Hazardous Materials either on or originating on such Real Property;

          (f) Any liability of any kind whatsoever resulting from the failure of the Seller to comply with any Environmental Laws, laws relating to occupational health and safety, antitrust laws and other laws;

          (g) Any liability under any Assumed Obligation to the extent such liability arises out of the Seller's failure to perform its obligations thereunder prior to the Closing Date;

          (h) Any liability of the Seller arising out of indebtedness for borrowed money;

          (i) Any liability for personal injury or property damage arising out of occurrences on any Real Property presently or previously occupied by Seller occurring on or prior to the Closing Date; and

          (j) Any obligation or liability under Seller's employee health and dental plans, insurance plans or any other employee welfare plan as defined in ERISA, or under any Employee Benefit Plan and Benefit Arrangement described in Section 4.11 attached hereto.

     Section 2.04 Specifically Excluded Assets. Seller shall retain all rights to the proceeds from the Settlement and Sublicense Agreement between BYU, Seller and PEC and the assets set forth on Schedule 2.04 hereof.

     Section 2.05 Purchase Price. Buyer agrees to pay Seller the purchase price ("Purchase Price") of Two Million Six Hundred Twenty Thousand and No/100 Dollars ($2,620,000.00). The Purchase Price shall be paid as follows:

          (a) One Million Five Hundred Fifty Thousand and No/100 Dollars ($1,550,000.00) paid in cash at Closing.

          (b) Delivery of a promissory note in the principal amount of One Million Seventy Thousand and No/100 Dollars ($1,070,000.00) in the form set forth herein as Exhibit "Q."

     Section 2.06   The Closing;

          (a) Closing Date. The consummation of the sale and purchase contemplated hereby (the "Closing") shall take place at a mutually convenient time and place on August 19, 1999, or, if not earlier closed, at 10:00 a.m., local time, on August 31, 1999 (the "Closing Date"), at the offices of Kruse, Landa & Maycock, L.L.C., 50 West Broadway, Eighth Floor, Salt Lake City, Utah 84101, unless extended by the mutual agreement of the parties.

          (b) Proceedings at Closing. All documents to be executed and delivered by any party in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer, Seller and their respective counsel. All documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken, executed and delivered simultaneously, and no documents shall be deemed executed or delivered until all have been executed and delivered.

          (c) Deliveries by the Seller to the Buyer. At the Closing, the Seller shall deliver to the Buyer the following:

               (i) An executed Bill of Sale and Assignment, dated the Closing Date, in substantially the form of Exhibit "R" attached hereto, transferring to the Purchaser all of the acquired assets;

               (ii) Patent Assignments and Patent Application Assignments, dated the Closing Date, in substantially the form of Exhibits "S" and "T" attached hereto and such other assignments and documents as may be required to complete the transfer of the same to Buyer both in the United States and in all other foreign jurisdictions in which, at the time of Closing, the patents have been registered or applications therefore have been filed;

               (iii) Trademark and Servicemark Assignments, dated the Closing Date, in substantially the form of Exhibit "U" attached hereto.

               (iv) Assignment of Seller's interest in the Exclusive License Agreement, dated December 4, 1990, together with the written consent of Brigham Young University to the Assignment.

               (v) An affidavit of the Seller stating under penalties of perjury the Seller's United States taxpayer identification number and that the Seller is not a foreign person within the meaning of Section 1445(b)(2) of the Code;

               (vi) A receipt for the Initial Payment provided for in Section 2.05(a) hereof.

               (vii) An executed Non-Competition Agreement in the form of Exhibit "V" attached hereto; and

               (viii) Any other ancillary agreement and all other agreements, certificates, documents and instruments referred to herein to be executed by the Seller on the Closing Date.

          (d) Deliveries by the Buyer to the Seller. At the Closing, the Buyer deliver to the Seller the following:

               (i) Immediately available funds in the amount of the Initial Payment of the Purchase Price as provided in Section 2.05(a) hereof, which funds will be wire transferred to Seller in accordance with wire transfer instructions provided to Buyer not less than two (2) business days prior to Closing;

               (ii) The original of a Promissory Note in the principal amount of One Million Seventy Thousand and No/100 Dollars ($1,070,000.00) in the form set forth in Exhibit "Q," duly executed by an authorized officer on behalf of Buyer.

               (iii) Any other agreements, certificates, documents and instruments referred to herein to be executed by the Buyer on the Closing Date; and

               (iv) A document providing for the assumption by Buyer of the liabilities referred to in Section 2.02 hereof.

     Section 2.07 Tax Proration. Seller has paid and/or agrees to pay all ad valorem taxes or use taxes, if any, levied or assessed against any of the Acquired Assets for all calendar years ending prior to the Closing Date. For purposes of proration all taxes billed by any taxing authority or governmental unit shall be deemed to be taxes for the calendar year in which they are first billed without regard to the payment due date of such tax, or the fiscal operating period of the taxing authority or governmental unit levying such tax.

     Section 2.08 Covenant Not to Compete. At Closing, Seller and Parent shall agree that neither of them nor any existing or future affiliate of either of them for a period of five (5) years subsequent to the Closing Date, shall engage in the business of designing, developing, manufacturing or selling time-of-flight mass spectrometry instruments designed for use in the liquid chromatography or capillary electrophoresis market in competition with the Jaguar Products, pursuant to the terms and conditions of a Non-Competition Agreement in the form of the Agreement attached hereto as Exhibit "V" attached hereto. Affiliate as used in this Section 2.08 is defined in Section 1.1 of the Non Competition Agreement attached hereto as Exhibit "V."

     Section 2.09 Conditions to Seller's Obligations to Close. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before Closing, of each of the following conditions, except for any condition that has been waived in writing by Seller at or prior to the Closing:

          (a) Buyer shall have substantially performed all conditions required to be satisfied by it in accordance with the terms of this Agreement;

          (b)  Seller shall receive the Purchase Price;

          (c) No action, suit, or proceeding before any court or any governmental body or authority pertaining to the purchase of the Acquired Assets by Buyer shall have been instituted or threatened on or before the Closing; and

          (d) The Seller shall have received an opinion of counsel from the Buyer's counsel substantially in the form of Exhibit "W" attached hereto.

     Section 2.10 Conditions to Buyer's Obligations to Close. The obligation of Buyer to consummate and close the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing, of each of the following conditions, except for any condition that has been waived in writing by Buyer at or prior to the Closing:

          (a) Seller shall have substantially performed all conditions required to be satisfied by it in accordance with the terms of this Agreement; and

          (b) Each of the representations and warranties of the Seller contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date;

          (c) Buyer shall receive appropriate transfer documents, acceptable in form and substance to Buyer, for the Acquired Assets;

          (d) Seller shall have obtained the written consent and approval from those persons or entities listed on Schedule 3.04 attached hereto of the transfer or assignment in which any such person or entity has an interest;

          (e) Seller shall have terminated the distribution agreements with Shinhan Scientific Co., Ltd. and Philab Industries, Inc., and written proof of such termination acceptable to Buyer shall be delivered to Buyer on or before the Closing Date; and

          (f) The Buyer shall have received an opinion from Seller's counsel substantially in the form of Exhibit "X" attached hereto.

                                 ARTICLE III
              SELLER AND PARENT'S REPRESENTATIONS AND WARRANTIES

     Section 3.01 Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Utah and has all requisite power and authority to own, lease, and operate its assets and to carry on its business as now being conducted.

     Section 3.02 Authorization. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms, except to the extent that such enforcement is subject to applicable bankruptcy, insolvency, or similar laws, now or hereafter in effect, affecting creditor's rights generally and general principals of equity.

     Section 3.03 No Conflict.  Subject to obtaining the consents set forth in
Schedule 3.04, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

          (a) conflict with or violate the articles of incorporation or bylaws, in each case as amended or restated, of Seller;

          (b) conflict with or violate any federal, state, foreign, or local law, statute, ordinance, rule, order, judgment, or decree applicable to Seller; or

          (c) conflict with or result in a breach of any agreement by which Seller is bound.

     Section 3.04 Ownership of Acquired Assets. Seller is the owner of the Acquired Assets and has the right to sell the Acquired Assets to Buyer without the consent or approval of any other person or entity, except as set forth on
Schedule 3.04 attached hereto. Such Acquired Assets shall be transferred to Buyer free and clear of all liens or encumbrances.

     Section 3.05 Intellectual Property. Seller owns the Intellectual Property being transferred to Buyer and, except as set forth on Schedule 3.05 attached hereto, such Intellectual Property is not subject to the payment of royalties or any other obligations to any other person or entity. Except as set forth on
Schedule 3.05 attached hereto, the Intellectual Property is not subject to any pending or threatened proceeding, litigation, or other adverse claims of which Seller is aware. Seller has obtained or will have obtained on or before the Closing Date, the written consent of Brigham Young University to the Assignment to Buyer of Seller's interest in Exclusive License Agreement dated December 4, 1990. All patents and patent applications owned by the Seller in the conduct of the Jaguar Products and Instruments Business are set forth on Exhibit "E" attached hereto have been duly registered in, filed in, or issued by the United Sates Patent and Trademark Office or the corresponding offices of other countries, states or other jurisdictions and those patents owned by Seller have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such country, state or other jurisdictions. To Seller's best knowledge and belief, those patents used by Seller or licensee have been properly maintained and renewed by the owner/licensor of the same in accordance with all applicable provisions of law and administrative regulations in the United States and each country, state or jurisdiction where the patent is registered. Except as set forth in Schedule 3.05 attached hereto, the Seller's use of said patents does not require the consent of any third party and the same are freely transferable and are owned exclusively by the Seller free and clear of any attachments, liens, royalties, encumbrances, adverse claims, licenses or any other ownership or other interest of any other person whatsoever, including, without limitation, any ownership or other interest of any past or present affiliate or employee of the Seller. Except as described in Schedule 3.05, Seller has not granted a license to use any of such patents to any other person. No order, decree, judgment or stipulation has ordered, decreed, adjudged, stipulated, found or determined that Seller or any of its past or present affiliates, has infringed any adversely held patent; and no claim or proceeding charging the Seller or its past or present affiliates in connection with the conduct of the Jaguar Products and Instruments Business, with infringement of any adversely held patent, has been asserted or served upon the Seller or its past or present affiliates at any time during the six (6) year period prior to and ending upon the Closing Date or, to the best of Seller's knowledge, is threatened to be asserted or filed; and the continuing conduct of the Jaguar Products and Instruments Business by Buyer, as heretofore conducted by the Seller, will not result in the infringement of any patents, patent applications, licenses or other rights owned by or owed to any third party. Except as set forth on Schedule 3.05 attached hereto, to the best knowledge of Seller after a review of the current files of the Seller and its affiliates, no persons or entity is infringing upon the patents set forth on Exhibit "E" attached hereto.

     Seller owns and has the right to use, free and clear of any claims or rights of any third party, including, without limitation, any past or present affiliate of the Seller, all trade secrets, customer lists, secret processes, technology, know-how and any other confidential information required for or used in the manufacture, sale, distribution or marketing of all products either being, or proposed to be manufactured, sold, distributed or marketed by the Seller in the conduct of the Jaguar Products and Instruments Business. The Seller is not, in the conduct of the Jaguar Products and Instruments Business, in any way making any unlawful or wrongful use of any trade secrets, customer lists, manufacturing processes, secret processes, technology, know-how or any other confidential information of any third party, including, without limitation, any former employer of any present or past employee of the Seller. All manufacturing processes, secret processes, know-how and any other intellectual property and confidential information resulting from the development activities engaged in by any employees of the Seller in the conduct of the Business is the exclusive property of the Seller and will be transferred to Buyer in accordance herewith.

     Section 3.06 Environmental Laws. Seller has complied with all environmental laws in connection with the development, manufacture, and sale of the Jaguar Products.

     Section 3.07 Labor Relations. With respect to the employees of Seller: (i) there is no unfair labor practice complaint against the Seller pending or, to the best of Seller's knowledge, threatened; (ii) there are no proceedings pending or, to the best of Seller's knowledge, threatened before the National Labor Relations Board with respect to the Seller; (iii) there is no labor strike or similar material dispute pending or, to the best of Seller's knowledge, threatened against or involving the Seller; (iv) there is no pending or past representation questions involving an attempt to organize a bargaining unit including any employees of the Seller and no labor grievance has been filed within the past twelve (12) months with the Seller; (v) the Seller is not a party to or bound by any collective bargaining agreement with any employees of the Seller; and (vi) no collective bargaining agreement is currently being negotiated by the Seller with respect to employees of the Seller.

     Section 3.08 Discrimination Charges. There are no discrimination charges (relating to sex, age, race, national origin, handicap or veteran status) pending or, to the best of Seller's knowledge, threatened against the Seller, or involving the Seller, before any federal, state, county or local agency, board, commission authority or other subdivision thereof.

     Section 3.09 Bulk Sales. The transfer agreed to herein is not a transfer subject to the Bulk Transfer law of the State of Utah.

     Section 3.10 Liability for Finder Fees. No liability for broker fees, finder fees, agent commissions, or similar forms of compensation has been created by Seller in connection with this Agreement or the transactions contemplated hereby, except as listed on Schedule 3.10 attached hereto and Seller agrees to indemnify, defend and hold Buyer harmless from any liability or claim arising out of the obligations of Seller listed on Schedule 3.10 attached hereto.

     Section 3.11 Parent's Organization.     Parent is a corporation duly
organized, validly existing, and in good standing under the laws of the state of Nevada, qualified to do business in Utah, and has all requisite power and authority to own, lease, and operate its assets and to carry on its business as now being conducted.

     Section 3.12 Parent's Authorization. Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid, and binding obligation of Parent enforceable against Parent in accordance with its terms, except to the extent that such enforcement is subject to applicable bankruptcy, insolvency, or similar laws, now or hereafter in effect, affecting creditor's rights generally and general principals of equity.

     Section 3.13 No Conflict.  Subject to obtaining the consents set forth in
Schedule 3.04, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

          (a) conflict with or violate the articles of incorporation or bylaws, in each case as amended or restated, of Parent;

          (b) conflict with or violate any federal, state, foreign, or local law, statute, ordinance, rule, order, judgment, or decree applicable to Parent; or

          (c) conflict with or result in a breach of any agreement by which Parent is bound.

                                  ARTICLE IV
                    BUYER'S REPRESENTATIONS AND WARRANTIES

     Section 4.01 Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Michigan and has all requisite power and authority to own, lease, and operate its assets and to carry on its business as it is now being conducted.

     Section 4.02 Authorization. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent that such enforcement is subject to applicable bankruptcy, insolvency, or other similar laws, now or hereafter in effect, affecting creditor's rights generally or general principles of equity.

     Section 4.03 No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

          (a) conflict with or violate the articles of incorporation or bylaws, in each case as amended or restated, of Buyer;

          (b) conflict with or violate any federal, state, foreign, or local law, statute, ordinance, rule, order, judgment, or decree (collectively, "laws") applicable to Buyer; or

          (c) conflict with or result in a breach of any agreement by which Buyer is bound.

     Section 4.04 Liability for Finder Fees. No liability for broker fees, finder fees, agent commissions, or similar forms of compensation has been incurred by Buyer in connection with this Agreement or the transactions contemplated hereby.

                                  ARTICLE V
                                   GENERAL

     Section 5.01 Post-Closing Actions. If at any time after the Closing any further action is necessary to carry out the assignment, transfer and conveyance of the Acquired Assets, including, without limitations, the patents, patent applications, trademarks, and servicemarks and to carry out any other provision of this Agreement, Buyer, Seller and Parent will take such further action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request.

     Section 5.02 Post-Closing Costs. In order to facilitate the transaction, Seller may pay some post-closing costs on behalf of Buyer, such as compensation to Seller's employees who become employees of Buyer on or after the Closing Date for a portion of an unexpired pay period. Buyer agrees to reimburse Seller for such costs within five (5) days of presentation of its written claim for reimbursement. No payment to employees by Seller shall be deemed to have obligated Buyer to employ such persons nor shall such payments by Seller establish a salary level for such employees if they are employed by LECO after the Closing. Buyer's obligation to employ or engage employees or service providers are set forth in Sections 2.02(c) and 506(a) hereof. Buyer agrees to reimburse Seller for other post-closing costs provided no single cost item exceeds One Thousand and No/100 Dollars ($1,000.00) and the total of such costs does not exceed Five Thousand and No/100 Dollars ($5,000.00) in the aggregate unless Buyer's advance consent to the payment of such costs shall be given. Buyer's consent will not be unreasonably withheld.

     Section 5.03 Financial and Business Records. Seller shall retain possession of all of its business records. For a period of three (3) years following the Closing, each party shall have access to and the right to make extracts from all business records concerning the Jaguar Products or Acquired Assets necessary to permit the preparation, audit, and filing of financial statements, tax returns, or similar records and reports, including tax auditing or review of the foregoing. Each of the parties shall cooperate, to the extent reasonably necessary, to assist in connection with the foregoing and each shall file, on a timely basis, Form 8594 and any other information required under
Section 1060 and 338 of the Internal Revenue Code.

     Section 5.04 Operations Prior to the Closing Date. From the date of this Agreement to the Closing Date, Seller shall operate and carry on the business of manufacturing and selling the Jaguar Products only in the ordinary course and substantially as presently operated and will take no action prior to the Closing Date to cease operations.

     Section 5.05 Allocation of Purchase Price. Buyer and Seller agree to cooperate in allocating the Purchase Price among the Acquired Assets. Thereafter, Buyer and Seller agree to prepare all financial reports of the transactions, including federal and state tax returns, in accordance with such allocation and each of the parties shall cooperate, to the extent reasonably necessary, to assist in connection with the foregoing and each shall file, on a timely basis, Form 8594 and any other information required under Sections 1060 and 338 of the Internal Revenue Code.

     Section 5.06 Employment and Employee Matters.

          (a) Offer of Employment. In addition to Buyer's agreement herein to assume Seller's obligations in accordance with Section 2.02(c), Buyer has the right, but not the obligation, to offer employment to any employee of Seller who is actively engaged in activities related to the Jaguar Products business of the Seller. If Purchaser elects to offer employment to any such employee, such offer shall be effective at such time and at salaries and rates of pay as determined by Buyer in its sole discretion. All Seller's employees, except those employed by Buyer, shall be employed in Seller's other businesses or discharged as Seller elects. Seller shall provide all information required by Buyer with respect to each employee to enable Buyer to determine which employees it desires to employ, provided written instructions to disclose such information is provided to Seller by each employee considering employment with Buyer. Such instruction shall contain a release of Seller from liability for such disclosure and shall contain such other provisions as Seller shall elect.

           (b) Worker's Injuries. For injuries arising out of employment by Seller prior to the date of Closing, Seller shall be liable for, and shall hold Buyer harmless from and against, any damages, costs, losses, expenses or liabilities including, without limitation, any worker's compensation (including weekly benefits, medical and rehabilitation expenses and any other expenses or obligations) payable under tort, occupational health and safety laws or otherwise in respect of Seller's employees. Buyer shall be liable for any such damages, costs, losses, expenses or liabilities payable for injuries arising out of employment of employees by Buyer on and after the Closing Date.

           (c) Other Employee Matters. Except as provided in the Agreements set forth on Exhibits "N" and "O" attached hereto, Buyer shall have no liabilities or obligations under or with respect to any of Seller's Employees under Seller's Welfare Plans, Employee Benefit Plans, Benefit Arrangements, Severance Contracts or Arrangements or Seller's Employment Policies and Practices. Seller shall be responsible for all benefits earned or accrued under such Employee Plans through the Closing Date.
     Buyer shall have no liabilities or obligations with respect to Seller's employees, and Seller shall be solely responsible for, and shall hold Buyer harmless from and against claims asserted by, Seller's employees for all purposes, including, without limitation, any health benefit continuation rights under applicable laws. Seller shall have no obligation with respect to any of the employees employed by Buyer with respect to any claim arising from acts or omissions of Buyer occurring after the Closing. Seller will hold Buyer harmless from and against, any claims arising from acts or omissions of Seller occurring before Closing. Nothing in Sections 5.06
     (a), (b) and (c) shall confer any third party beneficiary rights upon any employees.

     Section 5.07 Post-Closing Covenants.

           (a) Non-Disclosure. It is agreed that a major part of the assets acquired hereby consists of confidential information relating to the Jaguar Products and Jaguar Instruments and to the know-how, technology, invention, designs, methodologies, trade secrets, patents, information and data relating to the development, research, testing, manufacture, sale, distribution and use of the Jaguar Products and Jaguar Instruments.
     Seller, Parent, for themselves and any officials, agree never to divulge or appropriate for its own use or for the use of any third party any of the confidential information relating to the Jaguar Products and Jaguar Instruments and to use their best efforts to prevent any past, present, or future employee, agent, representative or consultant from divulging or appropriating the same for their own use or the use of any third party. "Confidential Information" as used herein shall not include (i) information that has been published or has otherwise become part of the public domain other than through acts or omissions of Seller, Parent or their affiliates, contrary to the terms of this Agreement, or (ii) information that is hereafter furnished or made known to Seller, Parent or their affiliates by third parties as a matter of right and without restrictions on disclosure.

           (b) Public Announcements. Neither the Seller, Parent, nor the Buyer shall make any public statement, including, without limitation, any press release, with respect to this Agreement and the transactions contemplated hereby, without the prior written consent of the other party, except as may be required by law.

           (c) Final Report to NSF. If, at the time of Closing, qualified employees of Seller accept and commence employment with Buyer, Buyer agrees to complete the preparation and submission of the Final Report required by the NSF Grant No. DMI9705341 referred to in Sections 2.01(h) and 2.02(h).

           (d) Buyer has the financial capacity to meet its obligations under the terms of the Promissory Note and agrees to provide written confirmation of its financial ability to the independent accountant of Seller and Parent at or before the time of Seller and Parent's annual audit to permit the booking of the obligations represented by the Promissory Note as a valid receivable in accordance with generally accepted accounting principles. Buyer will not be required to provide its financial statements (audited or otherwise), it being Buyer's policy to not disclose its financial statements except as required by law or court order.

                                  ARTICLE VI
                           MISCELLANEOUS PROVISIONS

     Section 6.01 Costs. Seller and Buyer shall each pay all of their own costs and expenses incurred or to be incurred by each in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

     Section 6.02 Notices. Any notice, demand, request, or other communication under this Agreement shall be in writing and shall be given to such party at such party's address set forth below or such other address as such party may hereafter specify by notice in writing to the other party. Any such notice or other communication shall be addressed as aforesaid and given by (1) certified mail, return receipt requested, with first class postage prepaid, (2) reputable overnight courier, or (3) facsimile transmission. Any notice or other communication will be deemed to have been duly given (1) on the fifth (5th) day after mailing, provided receipt of delivery is confirmed, if mailed by certified mail, return receipt requested, (2) on the business day after delivery to an overnight courier service, provided receipt of delivery has been confirmed, or
(3) on the date of transmission if sent via facsimile transmission, provided confirmation of receipt is obtained promptly after completion of the transmission.

          If to Seller
          and/or
          Sensar Corporation, to:   SENSAR CORPORATION
                                    Attn.:  Howard S. Landa, chairman and CEO
                                    50 West Broadway, Suite 501
                                    Salt Lake City, Utah 84101
                                    Fax:  (801) 350-0825
                                    Confirmation:  (801) 350-0587

          With a copy to:           KEITH L. POPE, ESQ.
                                    Kruse, Landa & Maycock, L.L.C.
                                    Eighth Floor, Bank One Tower
                                    50 West Broadway
                                    Salt Lake City, Utah 84101
                                    Facsimile:     (801) 531-7091
                                    Confirmation:  (801) 531-7090

          If to Buyer, to:          LECO CORPORATION
                                    3000 Lakeview Avenue
                                    St. Joseph, MI 49085-2396
                                    Facsimile:     616/982-2221
                                    Attention:     Robert S. DeLong
                                                   Vice President

          With a copy to:           GEMRICH, MOSER, BOWSER,
                                      MURPHY & GRAHAM LLP
                                    222 South Westnedge Avenue
                                    Kalamazoo, MI 49007-4687
                                    Facsimile:     (616) 382-0703
                                    Attention:     William E. Bowser, Esq.

     Section 6.03 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of State Law, with the laws of the state of Utah, except that the Non-Competition Agreement and all matters concerning its validity, enforceability, breach, remedies and damages will be governed by the laws of the State of Michigan but without reference to its conflict of laws principles.

     Section 6.04 Attorneys' Fees/Costs. In the event that any party institutes any action suit or claim under Section 6.10 hereof to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party shall reimburse the nonbreaching party for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any arbitration award judgment rendered therein, including such costs which are incurred in any bankruptcy or appellate proceeding.

     Section 6.05 Entire Agreement. This Agreement, together with the documents to be delivered pursuant hereto, represents the entire agreement between the parties relating to the subject matter hereof. There are no other courses of dealings, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

     Section 6.06 Survival. The representations, warranties, and covenants of the respective parties shall survive the Closing.

     Section 6.07 Form of Execution; Counterparts. A valid and binding signature hereto or any notice or demand hereunder may be in the form of a manual execution or a true copy made by photographic, xerographic, or other electronic process that provides similar copy accuracy of a document that has been executed. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     Section 6.08 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     Section 6.09 Indemnification. Buyer agrees to indemnify and hold Seller and Parent harmless from any and all liability, damage, cost, or expense, including attorney's fees, arising out of a breach of any and all terms, conditions or warranties of this Agreement by Buyer, the Assumed Obligations, or the use of the Acquired Assets subsequent to the Closing Date. Seller agrees to indemnify and hold Buyer harmless from any and all liability, damage, cost, or expense, including attorney's fees, arising out of a breach of any and all terms, conditions or warranties of this Agreement by Seller or Parent, or the use of the Acquired Assets prior to the Closing Date. Parent agrees to indemnify and hold Buyer harmless from any and all liability, damage, cost or expense, including attorney fees arising out of a breach of any and all terms, conditions or warranties of this Agreement by Seller or Parent on the use of the Acquired Assets prior to the Closing Date.

     Section 6.10 Indemnification Claims and Arbitration.   Except as provided
in the last paragraph of this Section 6.10, Buyer, Seller or Parent may from time to time within a period of three (3) years from the Closing Date deliver a certificate signed by an officer of Buyer or an officer of Seller or Parent, as the case may be, describing a claim for indemnity under Section 6.09 hereof (a "Claim Certificate") to the Buyer or Seller or Parent. Each Claim Certificate shall (i) state that Buyer, Seller or Parent, as the case may be, has suffered or incurred or has specific reason to believe, and does believe, that it will within six (6) months in the future suffer or incur a loss, in respect of which such party is or may be entitled to indemnification hereunder, (ii) specify the amount of such loss and the date on which such loss was suffered or incurred or the date upon which such loss is reasonably expected to occur, (iii) specify in reasonable detail the facts alleged as the basis for such loss and the section or sections of this Agreement the violation of which is alleged to have resulted in or given rise to such loss.

     In the event that a Claim is made against the Buyer, the Seller or the Parent pursuant to this Section 6.10, the Buyer, Seller and/or Parent agree to use their best efforts to reasonably and promptly settle such claims.

     The Buyer, Seller and Parent agree that in the event that they are unable to reach settlement with respect to any claim made pursuant to this Section 6.10 after using their best efforts to reasonably reach such settlement, they will submit the matter of such claim to arbitration before a panel of arbitrators certified by the American Arbitration Association in St. Joseph, Michigan, or at such other place as Buyer, Seller and Parent may agree. The panel shall consist of three (3) arbitrators selected as follows: one (1) by Buyer, one (1) by Seller and/or Parent, and the third (3rd) selected by agreement between the first two (2) arbitrators. Upon hearing the evidence related to the claim (or claims) in issue the arbitration panel shall render its decision in writing, stating the reasons therefor, and the parties hereto agree that such decision shall be fully binding and may not be appealed by any party. Such decision may be filed with and enforced by any court having competent jurisdiction over Buyer, Seller or Parent.

     In no event shall the liability of Buyer, Seller or Parent exceed the amount of Two Million Six Hundred Twenty Thousand and No/100 Dollars ($2,620,000.00) and such liability within such limit shall be determined on a dollar for dollar basis without regard to deductibility for tax purposes or after tax relief available to the indemnified party and without regard to whether or not the indemnified party makes a claim for or receives any insurance proceeds as a direct result of the matter giving rise to the indemnification claim.

     During the pendency of any claim made by the Buyer for indemnity contemplated by this Section 6.10 but only after delivery of a Claim Certificate to the Seller or Parent. Buyer may withhold the amount of such claim from any payment due to Seller from Buyer. Upon the settlement or resolution or decision of an arbitration panel with respect to such claim, Buyer will immediately pay or cause to be paid to Seller any such amount withheld to the extent that such amount withheld exceeds the amount of Seller or Parent's liability to Buyer pursuant to such claim as determined by such settlement or resolution or decision of the arbitrators and Buyer shall be entitled to set-off against any such other payments the excess of Seller's liability, if any, over and above such amount withheld.

     Nothing in this Section 6.10 shall in any way bar, estop, limit, curtail or otherwise adversely affect Buyer's right to seek injunctive relief, monetary damages or other legal or equitable remedies from courts of competent jurisdiction in the event of a breach or threatened breach of the Non-Competition Agreement provided for in Section 2.08 hereof or in the event of an infringement by Seller, Parent or their present or future affiliate of any patent, license agreement, patent application or trademark conveyed by Seller to Buyer in accordance herewith and the limits on Seller or Parent's liability set forth above in this Section 6.10 shall not apply.

     Section 6.11 Third-Party Rights. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person or entity not a party to this Agreement.

     Section 6.12 Severability. This Agreement shall be deemed severable, and the invalidity, illegality or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof unless it can be established that the provision affected is of such importance to either or both of the parties that without such provision, the Agreement would not have been concluded.

     Section 6.13 Parent's Obligations. Parent executes this Agreement for the sole purpose of being bound by the promises made by it in Section 2.01(g) to convey the benefit described therein.

     Section 6.14 Section Headings. The section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or any term or provision hereof.

                                 ARTICLE VII
                          PARENT'S EXECUTION HEREOF

     In consideration of the promises made herein by Buyer to Seller (Parent's wholly owned subsidiary), Parent joins in the execution hereof for the limited purpose of being bound to the agreements made by it in; i) Section 2.01(g) to convey the benefits described therein in exchange for Buyer's agreement to assume the obligations set forth in Section 2.02(g); ii) Section 2.08 and the Non-Competition Agreement attached hereto as Exhibit "V;" iii) Section 5.01 relating to after closing actions; iv) Section 5.07(a) and (b) relating to Post-Closing covenants; v) Section 6.04 relating to attorney fees and costs; vi)
Section 6.09 relating to indemnification; and vii) Section 6.10 relating to indemnification claims and arbitration.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of date first above written.

                         Seller:       SENSAR INSTRUMENTS, INC.

                                       By   /s/ Howard S. Landa
                                         Howard S. Landa
                                         Its:  Chief Executive Officer


                         Parent:       SENSAR CORPORATION

                                       By   /s/ Howard S. Landa
                                         Howard S. Landa
                                         Its:  Chief Executive Officer


                         Buyer:        LECO CORPORATION

                                       By   /s/ Ernie Wake
                                         Ernie Wake
                                         Its:  Vice-President Marketing